EXHIBIT 99.1


On December 15, 2003, the Registrant issued the following press release:

          "PYR ENERGY REPORTS FISCAL AUGUST 31, 2003 FINANCIAL RESULTS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced audited financial results for its fiscal year ended August 31, 2003 ("2003").

     For fiscal 2003, the Company recorded an impairment to its capitalized oil and gas properties of $3,234,039. This non-cash accounting charge significantly contributed to the net loss from operations of $5,237,613, or 22 cents ($0.22) per common share, compared with a net loss of $13,129,828, or 55 cents ($0.55) per common share, for the Company's fiscal year ended August 31, 2002. The Company recorded an impairment expense of $11,722,830 against its oil and gas properties during fiscal 2002.

     During the fiscal year ended August 31, 2003, the Company recorded $195,167 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $95,334, the Company reflected $99,833 in net revenues from oil and gas operations. During the fiscal year ended August 31, 2002, the Company recorded $132,569 in revenues from the sale of oil and natural gas production. Net of lease operating expenses and taxes of $91,384, the Company reflected $41,185 in net revenues from oil and gas operations. All Company oil and gas revenues were a result of production from the East Lost Hills #1 well in the San Joaquin Basin of California, which commenced its first production on February 6, 2001.

     Interest income was $53,520 and $145,645 for 2003 and 2002, respectively. The Company incurred $310,457 in interest expense in 2003 associated with the convertible notes dated May 24, 2002. General and administrative expenses associated primarily with the Company's efforts to pursue its exploration projects totaled $1,265,912 for 2003 and $1,496,329 for 2002.

     At August 31, 2003, the Company had cash of $3,657,938, total assets of $9,089,904, current liabilities of $1,037,027, and stockholders' equity of $1,630,040. There were 23,701,357 common shares outstanding at August 31, 2003.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

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     This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity."